Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces First Quarter 2017 Operating Results

SAN FRANCISCO, April 27, 2017— The Federal Home Loan Bank of San Francisco today announced that its net income for the first quarter of 2017 was $148 million, compared with net income of $231 million for the first quarter of 2016.

The $83 million decrease in net income for the first quarter of 2017 relative to the prior-year period primarily reflected a lower gain on settlements relating to the Bank's private-label residential mortgage-backed securities (PLRMBS) litigation. Litigation settlements in the first quarter of 2017 resulted in a gain of $119 million (after netting certain legal fees and expenses), compared with a gain of $211 million (after netting certain legal fees and expenses) in the first quarter of 2016.

The decrease in net income also reflected a voluntary charitable contribution of $40 million made by the Bank during the first quarter of 2017 for the Quality Jobs Fund, a donor-advised fund established to support quality job growth and small business expansion, as well as a voluntary contribution of $4.4 million to the Affordable Housing Program (AHP) to offset the impact on the AHP assessment of the expense related to the charitable contribution.

The decrease in net income caused by these factors was partially offset by a $30 million decrease in net fair value losses associated with derivatives, hedged items, and financial instruments carried at fair value, to net fair value gains of $2 million for the first quarter of 2017 from net fair value losses of $28 million for the first quarter of 2016, and by an increase in net interest income of $11 million as a result of higher average advance balances.

During the first quarter of 2017, total assets decreased $0.6 billion, to $91.3 billion at March 31, 2017, from $91.9 billion at December 31, 2016, primarily reflecting a slight decrease in period end advance balances, which decreased to $49.1 billion at March 31, 2017, from $49.8 billion at December 31, 2016.

Accumulated other comprehensive income increased by $32 million during the first quarter of 2017, to $143 million at March 31, 2017, from $111 million at December 31, 2016, primarily as a result of improvement in the fair value of PLRMBS classified as available-for-sale.

As of March 31, 2017, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 6.4%, exceeding the 4.0% requirement. The Bank had $5.8 billion in permanent capital, exceeding its risk-based capital requirement of $2.1 billion. Total retained earnings as of March 31, 2017, were $3.2 billion.

Today, the Bank’s Board of Directors declared a quarterly cash dividend on the capital stock outstanding during the first quarter of 2017 at an annualized rate of 7.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $49 million, including $8 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the second quarter of 2017. The Bank expects to pay the dividend on May 15, 2017.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Mar. 31, 2017	Dec. 31, 2016
Total Assets	$91,290	$91,941
Advances	49,052	49,845
Mortgage Loans Held for Portfolio, Net	966	826
Investments[1]	40,983	40,986
Consolidated Obligations:
Bonds	49,493	50,224
Discount Notes	35,028	33,506
Mandatorily Redeemable Capital Stock	403	457
Capital Stock - Class B - Putable	2,280	2,370
Unrestricted Retained Earnings	850	888
Restricted Retained Earnings	2,300	2,168
Accumulated Other Comprehensive Income/(Loss)	143	111
Total Capital	5,573	5,537

Selected Other Data at Period End	Mar. 31, 2017	Dec. 31, 2016
Regulatory Capital Ratio[2]	6.39%	6.40%

	Three Months Ended
Selected Operating Results for the Period	Mar. 31, 2017	Mar. 31, 2016
Net Interest Income	$134	$123
Provision for/(Reversal of) Credit Losses on Mortgage Loans	—	—
Other Income/(Loss)	112	171
Other Expense	80	36
Affordable Housing Program Assessment	18	27
Net Income	$148	$231

Selected Other Data for the Period
Net Interest Margin[3]	0.58%	0.58%
Operating Expenses as a Percent of Average Assets	0.14	0.16
Return on Average Assets	0.63	1.08
Return on Average Equity	10.59	19.19
Annualized Dividend Rate[4]	9.08	7.99
Average Equity to Average Assets Ratio	5.97	5.65

1.
Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of March 31, 2017, was $5.8 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com